Exhibit 99.1

Idaho Power Files General Rate Case
May 30, 2025

BOISE, Idaho — Idaho Power has filed a general rate case with the Idaho Public Utilities Commission (IPUC) requesting an overall rate increase of $199.1 million, or 13.09%. The IPUC will evaluate this request over the next several months, and any resulting changes will not take effect until at least January 2026.

A general rate case is a proceeding used by the IPUC to review the costs of operating and maintaining the utility system, and how those costs are allocated among customers. Idaho Power’s requested increase includes the following:

•$73 million for energy production and storage resources, including investing in the continued safe, reliable operation of existing generation facilities and installing additional batteries to improve system reliability and capacity
•$53 million for grid investments, including upgrading, replacing, or constructing new power lines, substations, and other infrastructure necessary to ensure safe, reliable operations
•$25 million for wildfire resilience, including the equipment, technology, and resources necessary to prevent fires, protect communities, and to make Idaho Power’s system more resilient to wildfire
•$20 million for labor as the company hires additional employees and ensures it can retain the skilled workforce required to serve the growing region
•$28 million for other investments, including technology resources, fleet vehicles, office and operational facilities, and other expenses necessary to run a healthy and effective utility

Establishing new general rates will ensure Idaho Power covers the costs of safely and reliably providing electric service. If this request is approved as filed, the average Idaho residential customer using 900 kilowatt-hours per month would see a monthly bill increase of about $21.66. Proposed impacts for all Idaho customers are shown in the table below. Actual percentages will depend on a customer’s classification and the rate they pay. This rate filing impacts Idaho customers only.

General Rate Case Request Percentage Change from Current Billed Revenue
Residential	Small General Service	Large General Service 1	Large Power 2	Irrigation
17.35%	17.31%	7.26%	8.22%	17.32%
1 Includes lighting schedules; 2 Includes special contracts

As part of the rate case, Idaho Power is proposing to increase the residential service charge from $15 to $25. By implementing a higher service charge, a larger portion of a customers’ monthly bill will be collected through the fixed charge rather than the variable energy charge. The intent is to make fixed cost collection more equitable among residential customers.

This rate review will be conducted by the IPUC over the next several months, which will include taking public input. Details on how customers can participate in the proceedings are included below.

Opportunities for Public Review
Idaho Power’s filing is subject to public review and approval by the IPUC. Copies of the application are available to the public at the IPUC offices (11331 W. Chinden Blvd. Building 8, Suite 201-A, Boise, ID 83714), Idaho Power offices, on idahopower.com, or at the IPUC website, puc.idaho.gov. Customers may also subscribe to the IPUC’s RSS feed to receive periodic updates via email. Written comments regarding Idaho Power’s application (Case No. IPC-E-25-16) may be filed with the IPUC (puc.idaho.gov/form/casecomment).

About Idaho Power
Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile area in Idaho and Oregon. The company has a long history of safely providing reliable, affordable, clean energy. With 17 low-cost hydroelectric projects at the core of its diverse energy mix, Idaho Power’s residential, business, and agricultural customers pay among the nation’s lowest prices for electricity. Its 2,100 employees proudly serve more than 650,000 customers with a culture of safety first, integrity always, and respect for all.

Jordan Rodriguez
Communications Specialist
jrodriguez@idahopower.com
208-388-2460